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                                                                   Exhibit 11.1


                   SUN HEALTHCARE GROUP, INC. AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                                   Year Ended December 31,
                                                            1996           1995           1994
                                                           (In thousands, except per share data)
Shares outstanding at beginning of period                  47,916         45,021         21,066
Weighted average shares issued pursuant to:
 Common stock offering                                         --             --          3,325
 Acquisition agreements                                        66            694          5,887
 Employee benefit plans                                        80            182            412
 Conversion of 6-1/2% Convertible
  Subordinated Debentures due 2003                             --          1,522            348
 Weighted average shares repurchased                       (1,702)            --             --
Dilutive effect of outstanding stock options                  480             --            792
                                                          -------       --------        -------
Weighted average number of common and
 common equivalent shares outstanding                      46,840         47,419         31,830
                                                          -------       --------        -------
                                                          -------       --------        -------
Net earnings (loss) before extraordinary loss on
 early extinguishment of debt (1)                         $21,536       ($20,568)       $19,561

Extraordinary loss                                             --         (3,413)            --
                                                          -------       --------        -------
Net earnings (loss) (1)                                   $21,536       ($23,981)       $19,561
                                                          -------       --------        -------
                                                          -------       --------        -------
Net earnings (loss) before extraordinary loss per common
 and common equivalent share (1)                            $0.46         ($0.43)         $0.61

Extraordinary loss                                             --          (0.07)            --
                                                          -------       --------        -------
Net earnings (loss) per common and common
 equivalent share (1)                                       $0.46         ($0.50)         $0.61
                                                          -------       --------        -------
                                                          -------       --------        -------

(1) For financial reporting purposes, a pro forma provision for income taxes has been reflected in the computation of earnings (loss) per share to present taxes on the results of operations of CareerStaff for the period from January 1, 1994 to June 22, 1994 and of Golden Care for the twelve months ended December 31, 1994 and for the period from January 1, 1995 to May 5, 1995, as if these entities had not elected S corporation status and were subject to and liable for Federal and state income taxes prior to termination of their S corporation status. CareerStaff terminated its S corporation status on June 22, 1994. Golden Care terminated its S corporation status for Federal and state income tax purposes upon merging with the Company on May 5, 1995.